SMART GLASS COMPANY RESEARCH FRONTIERS
            RAISES $2.5 MILLION IN NEW CAPITAL FOR EXPANSION


Woodbury, New York - September 17, 2010. A group of accredited investors has invested $2.5 million in Research Frontiers Inc. (Nasdaq: REFR), the developer and licensor of patented SPD-Smart(tm) light-control film technology. The investors received 641,026 shares of Research Frontiers common stock at a price of $3.90 per share, which was the average market price of Research Frontiers stock on September 15, 2010, the day the transaction was priced.
In addition, the investors in this stock offering received 128,205 five-year warrants to purchase Research Frontiers common stock at a price of $6.25 per share. These securities were sold pursuant to Research Frontiers' effective shelf-registration statement filed with the SEC.

Joseph M. Harary, President and CEO of Research Frontiers, noted: "This investment and its timing make perfect sense to those that follow the smart glass industry in general, and Research Frontiers and our leading SPD-Smart light-control technology in particular. With business activity in the SPD industry expanding at Research Frontiers and especially at our larger licensees, more projects being announced or recently completed using our SPD-SmartGlass technology, and some very highly visible products using our technology currently planned to be launched internationally, we are adding resources and people, especially in the sales, marketing, and business development areas. We are moving at light speed."

Mr. Harary continued: "I also thank our shareholders and the investors in this round of financing for their continued support as we grow our business and the SPD-Smart products industry. These investors include people who participated in our prior financing rounds, and internationally-known architects, and owners, operators and developers of some of the world's largest and most prestigious buildings. Their participation is part of a growing awareness of the benefits that SPD-SmartGlass technology brings. Independent data shows that SPD-SmartGlass technology can be used to make the highest-performing and most energy-efficient windows in the world. Architects, engineers, designers and new product developers are also beginning to utilize these and other benefits including energy savings from solar heat gain control and management, reduction of interior lighting costs due to enhanced daylight harvesting, and increased comfort, safety, functionality, protection from harmful UV radiation, and security."

SPD-Smart light-control film technology transforms widely used products - windows, skylights, curtainwalls, partitions, sunroofs and more - into products that allow users to instantly and precisely control the light, glare and heat entering a building or vehicle. SPD-SmartGlass is instantly tunable to an infinite number of light transmission states regardless of window size, and easily adapts to individual preferences using control devices ranging from basic dimmer switches and photosensors to those that are integrated into a building's or vehicle's intelligent control system. These unequalled performance characteristics help optimize energy-savings and human comfort, and they offer many other desired benefits such as increased security, noise reduction, protection from harmful ultraviolet light and the potential for aesthetically distinctive designs. Additional information about SPD technology and SPD-Smart windows and other products can be found at www.SmartGlass.com.

About SPD Technology and Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(tm) SPD-Smart controllable glass and plastic products. Benefits include dynamic control of light, glare and heat passing through many types of glazings, noise reduction, greater security due to both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. SPD technology, made possible by a flexible light-control film invented and patented by Research Frontiers, allows the user to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. This patented film can be used to transform into "smart" products a variety of products used every day in homes, buildings, cars, aircraft, boats, trains and motorcoaches.

Current product applications for SPD technology include: SPD-Smart windows, sunshades, skylights, atria, curtainwalls and interior partitions for homes and buildings; automotive windows, sunroofs, roof systems, sunvisors and sunshades; and aircraft and marine windows and window shades. Potential future applications include: eyewear products including sunglasses, ski goggles and motorcycle helmets, mirrors; flat panel displays for electronic products; and light-control filters for various industrial and consumer applications.

SPD-Smart film technology has received a growing number of awards including the "Best of What's New Award" for home technology from Popular Science magazine, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, two Crystal Achievement Awards in 2010 from Glass Magazine and Window and Door Magazine, the 100% Detail "Most Innovative Building Product Award" sponsored by the Royal Institute of British Architects (RIBA), and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 37 companies, including leading chemical companies and companies producing a majority of the world's glass, are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-Smart(tm), SPD-SmartGlass(tm), SmartGlass(tm), VaryFast(tm), Speed Matters(tm), Powered by SPD(tm), SPD Enabled(tm), SPD Clean Technology(tm), SPD On-Board(tm), SG Enabled(tm), Visit SmartGlass.com - to change your view of the world(tm), and The View of the Future - Everywhere You Look(tm), are trademarks of Research Frontiers Inc.

For further information or to arrange a visit to the Research Frontiers Design Center, please contact:

Research Frontiers Inc.
Gregory M. Sottile, Ph.D.-Director of Market Development
Info@SmartGlass.com
(516) 364-1902